Issuer Free Writing Prospectus

Filed by Honda Motor Co., Ltd.

Pursuant to Rule 433

Registration Statement 333-263008

March 3, 2022

Honda Motor Co., Ltd.

Pricing Term Sheet

$1,000,000,000 2.271% Senior Notes due 2025

Issuer:	Honda Motor Co., Ltd.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$1,000,000,000

Expected Security Ratings:*	A3 (Moody’s) / A- (S&P)

Use of Proceeds:

The Issuer intends to allocate an amount equal to the net proceeds from the issuance of the Notes to new Eligible Green Projects, as defined in the preliminary prospectus supplement dated March 1, 2022 (the “Preliminary Prospectus Supplement”).

Trade Date:	March 3, 2022

Settlement Date:	March 10, 2022 (T+5)

Issue Date:	March 10, 2022

Maturity Date:	March 10, 2025

Interest Rate:	2.271% per annum, payable semi-annually in arrears

Interest Payment Dates:	March 10 and September 10 of each year, commencing on September 10, 2022.

Benchmark Treasury:	1.500% due February 2025

Benchmark Spot (Price/Yield):	99-16 1/4 / 1.671%

Spread to Benchmark:	+60 basis points

Offering Price:	100.000% of the principal amount

Underwriting Discount:	0.250% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	None

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:	The Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time prior to February 10, 2025, or the Par Call Date.

The redemption price for the Notes to be redeemed prior to the Par Call Date will be equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement) plus 10 basis points less (b) interest accrued to the date of redemption for the Notes to be redeemed; and

(ii) 100% of the principal amount of the Notes to be redeemed,

Plus accrued and unpaid interest thereon to the redemption date of the Notes being redeemed.

On or after the Par Call Date, the Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date for the Notes to be redeemed.

See “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement.

Optional Tax Redemption:

The Issuer may redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes outstanding plus accrued and unpaid interest to the redemption date upon the occurrence of certain changes in tax law, as set forth in the Preliminary Prospectus Supplement.

CUSIP:	438127AA0

ISIN:	US438127AA08

Common Code:	244941516

Joint Lead Managers and Joint Bookrunners:	J.P. Morgan Securities LLC
BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Mizuho Securities USA LLC Nomura Securities International, Inc.

Notes:

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

Section 309B Notification—the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulation 2018 of Singapore) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendation on Investment Products).

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting J.P. Morgan Securities LLC at 1-866-803-9204, BofA Securities, Inc. toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Morgan Stanley & Co. LLC at 1-866-718-1649.

No EEA or UK PRIIPs KID—No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

March 3, 2022

Honda Motor Co., Ltd.

Pricing Term Sheet

$1,000,000,000 2.534% Senior Notes due 2027

Issuer:	Honda Motor Co., Ltd.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$1,000,000,000

Expected Security Ratings:*	A3 (Moody’s) / A- (S&P)

Use of Proceeds:

The Issuer intends to allocate an amount equal to the net proceeds from the issuance of the Notes to new Eligible Green Projects, as defined in the preliminary prospectus supplement dated March 1, 2022 (the “Preliminary Prospectus Supplement”).

Trade Date:	March 3, 2022

Settlement Date:	March 10, 2022 (T+5)

Issue Date:	March 10, 2022

Maturity Date:	March 10, 2027

Interest Rate:	2.534% per annum, payable semi-annually in arrears

Interest Payment Dates:	March 10 and September 10 of each year, commencing on September 10, 2022.

Benchmark Treasury:	1.875% due February 2027

Benchmark Spot (Price/Yield):	100-21+ / 1.734%

Spread to Benchmark:	+80 basis points

Offering Price:	100.000% of the principal amount

Underwriting Discount:	0.350% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	None

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:

The Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time prior to February 10, 2027, or the Par Call Date.

The redemption price for the Notes to be redeemed prior to the Par Call Date will be equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement) plus 12.5 basis points less (b) interest accrued to the date of redemption for the Notes to be redeemed; and

(ii) 100% of the principal amount of the Notes to be redeemed,

Plus accrued and unpaid interest thereon to the redemption date of the Notes being redeemed.

On or after the Par Call Date, the Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date for the Notes to be redeemed.

See “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement.

Optional Tax Redemption:

The Issuer may redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes outstanding plus accrued and unpaid interest to the redemption date upon the occurrence of certain changes in tax law, as set forth in the Preliminary Prospectus Supplement.

CUSIP:	438127AB8

ISIN:	US438127AB80

Common Code:	244941508

Joint Lead Managers and Joint Bookrunners:	J.P. Morgan Securities LLC BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Mizuho Securities USA LLC Nomura Securities International, Inc.

Notes:

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

Section 309B Notification—the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulation 2018 of Singapore) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendation on Investment Products).

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting J.P. Morgan Securities LLC at 1-866-803-9204, BofA Securities, Inc. toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Morgan Stanley & Co. LLC at 1-866-718-1649.

No EEA or UK PRIIPs KID—No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

March 3, 2022

Honda Motor Co., Ltd.

Pricing Term Sheet

$750,000,000 2.967% Senior Notes due 2032

Issuer:	Honda Motor Co., Ltd.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$750,000,000

Expected Security Ratings:*	A3 (Moody’s) / A- (S&P)

Use of Proceeds:

The Issuer intends to allocate an amount equal to the net proceeds from the issuance of the Notes to new Eligible Green Projects, as defined in the preliminary prospectus supplement dated March 1, 2022 (the “Preliminary Prospectus Supplement”).

Trade Date:	March 3, 2022

Settlement Date:	March 10, 2022 (T+5)

Issue Date:	March 10, 2022

Maturity Date:	March 10, 2032

Interest Rate:	2.967% per annum, payable semi-annually in arrears

Interest Payment Dates:	March 10 and September 10 of each year, commencing on September 10, 2022.

Benchmark Treasury:	1.875% due February 2032

Benchmark Spot (Price/Yield):	100-08 / 1.847%

Spread to Benchmark:	+112 basis points

Offering Price:	100.000% of the principal amount

Underwriting Discount:	0.450% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	None

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:	The Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time prior to December 10, 2031, or the Par Call Date.

The redemption price for the Notes to be redeemed prior to the Par Call Date will be equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement) plus 17.5 basis points less (b) interest accrued to the date of redemption for the Notes to be redeemed; and

(ii) 100% of the principal amount of the Notes to be redeemed,

Plus accrued and unpaid interest thereon to the redemption date of the Notes being redeemed.

On or after the Par Call Date, the Issuer has the option to redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date for the Notes to be redeemed.

See “Description of the Notes—Optional Redemption” in the Preliminary Prospectus Supplement.

Optional Tax Redemption:

The Issuer may redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes outstanding plus accrued and unpaid interest to the redemption date upon the occurrence of certain changes in tax law, as set forth in the Preliminary Prospectus Supplement.

CUSIP:	438127AC6

ISIN:	US438127AC63

Common Code:	244940188

Joint Lead Managers and Joint Bookrunners:	J.P. Morgan Securities LLC BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Mizuho Securities USA LLC Nomura Securities International, Inc.

Notes:

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

Section 309B Notification—the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulation 2018 of Singapore) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendation on Investment Products).

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting J.P. Morgan Securities LLC at 1-866-803-9204, BofA Securities, Inc. toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Morgan Stanley & Co. LLC at 1-866-718-1649.

No EEA or UK PRIIPs KID—No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.